[FORM OF CONFIRMATION CARD]

ride the light [GRAPHIC OMITTED]            Confirmation of Receipt of Election
                                               Form and Release Agreement
Qwest

To: __________________________________

This is not confirmation that your election form has been completed correctly.

This card is confirmation that your Election Form and Release Agreement for the Qwest Communications International Inc. Offer to Exchange Certain Outstanding Qwest Stock Options has been received by:



_____________________________________  on:    ______________
Qwest Stock Administration Department         Date Received
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Qwest Communications International Inc.
Stock Administration Department
555 17th Street, 10th Floor
Denver, CO 80202



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